SICHENZIA, ROSS, FRIEDMAN & Ference LLP
                                ATTORNEYS AT LAW
                        135 West 50th Street, 20th Floor
                            New York, New York 10020
                                    --------

                               Tel: (212) 664-1200
                               Fax: (212) 664-7329
                            E-Mail: srflaw@i-2000.com



                                                              June 4, 2001



Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C.  20001

         Re:  Globus Wireless, Ltd.
              File No. 333-53760


Gentlemen:

     We are counsel to Globus Wirless, Ltd. (the "Company"). On behalf of the Company, we are hereby withdrawing the registration statement on Form SB-2 filed on January 16, 2001.

     Please feel free to contact us with any questions.



                                     Very truly yours,



                                     /s/ Sichenzia, Ross, Friedman & Ference LLP
                                     -------------------------------------------
                                     Sichenzia, Ross, Friedman & Ference LLP


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